EXHIBIT 99.2
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1874 Date: Feb. 3, 2004

Contacts: Media -- Greg Guest 404-652-4739 Robin Keegan 404-652-4713 Investors -- Meg Nollen (404) 652-4720 Richard Perkins (404) 652-4721

GEORGIA-PACIFIC REPORTS IMPROVED FOURTH QUARTER AND FULL YEAR 2003 RESULTS

Fourth Quarter Results Include:
º	Debt Reduced by nearly $500 Million
º	Net Sales Increased Approximately 18 Percent
º	Net Asbestos Charge of $16 Million for Extending Reserve to 2013
º	Record Results in Structural Panels

           ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today reported fourth quarter 2003 net income of $31 million (12 cents diluted earnings per share) compared with a net loss of $234 million (94 cents diluted loss per share) for the same period of 2002.

Fourth quarter 2003 net income was $132 million (52 cents diluted earnings per share) before the following unusual items:

•	A pretax credit of $66 million ($42 million after tax or 17 cents diluted earnings per share) for an adjustment to an environmental reserve in the North America consumer products segment;
•

A previously reported, one-time gain of $50 million ($30 million after tax or 12 cents diluted earnings per share) from the sale of most of the company's short-line railroad operations for $56 million in cash;

•

A pretax charge of $197 million ($163 million after tax or 65 cents diluted loss per share) primarily for asset impairments, machine closures and employee severance costs in several businesses, including a $106 million charge to write off goodwill as a result of the proposed sale of two pulp mills; and

•

A pretax charge of $16 million ($10 million after tax or 4 cents diluted loss per share), net of anticipated insurance recoveries, for adding an additional year to its rolling, 10-year reserve for asbestos liabilities and defense costs.

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           In addition, net income for the fourth quarter 2003 included $27 million ($17 million after tax or 7 cents diluted loss per share) in net stock-based compensation expense due to significant appreciation in the price of its common stock during the quarter.

Fourth quarter 2002 net income was at break even before the following unusual items:
• A pretax charge of $315 million ($198 million after tax or 79 cents diluted loss per share) for asbestos liabilities and defense costs, net of anticipated insurance recoveries;
• A $298 million pretax loss ($30 million after tax or 12 cents diluted loss per share) on the sale of the Unisource paper distribution business; and
• A pretax charge of $8 million ($6 million after tax or 3 cents diluted loss per share) for business separation and severance costs.

           Georgia-Pacific's net sales increased approximately 18 percent to $5.4 billion for the 14-week quarter ending Jan. 3, 2004, compared with $4.5 billion in the fourth quarter 2002, which excludes $570 million of net sales from the Unisource paper distribution business. Georgia-Pacific divested 60 percent of Unisource in the fourth quarter 2002 and now accounts for its 40 percent investment in Unisource using the equity method.

           "We are very pleased that our fourth quarter 2003 results exceeded the previous year's quarter, including top line sales growth of about 18 percent. Our North America consumer products business finished the fourth quarter with momentum that carried into January, and the mid-year strength in our structural panels business continued for the balance of the year," said A.D. (Pete) Correll, Georgia-Pacific chairman and chief executive officer. "During the year, we made significant progress in advancing our strategic goals by further reducing overhead and operating costs, repaying a significant amount of debt, advancing our ongoing process of rationalizing our asset portfolio, and launching massively improved versions of our flagship tissue and towel brands. We are well positioned to maintain this positive momentum entering 2004.

           "During 2003, strong cash flow helped reduce debt by nearly $900 million, or 8 percent, to $10.6 billion. We achieved half of this in the fourth quarter. In 2004, we will continue to focus on debt reduction and returning our company to investment grade credit ratings," Correll said. "We will have reduced overhead by more than $200 million in the two-year period including 2003 and 2004. Capital spending control and inventory management remain a way of life, helping ensure that we maximize our cash flow for debt reduction."

For the full year 2003, the company reported net income of $254 million ($1.01 diluted earnings per share) compared with a net loss of $735 million ($3.09 diluted loss per share) for 2002.

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Full year 2003 net income was $349 million ($1.39 diluted earnings per share) before the following unusual items:
•	A pretax credit of $66 million ($42 million after tax or 17 cents diluted earnings per share) for an adjustment to an environmental reserve in the North America Consumer Products segment;
•

A previously reported, one-time gain of $50 million ($30 million after tax or 12 cents diluted earnings per share) from the sale of most of the company's short-line railroad operations for $56 million in cash;

•

A pretax credit of $102 million ($64 million after tax or 25 cents diluted earnings per share) resulting from an increase in asbestos insurance receivables of $118 million offset by a charge to the asbestos liability reserve, net of insurance, of $16 million;

•	A charge of $106 million ($106 million after tax or 42 cents diluted loss per share) to write off goodwill as a result of the proposed sale of two pulp mills;
•	Pretax charges of $243 million ($153 million after tax or 61 cents diluted loss per share) for facility closures, severance costs and impairment of long-lived assets; and
•	An after tax credit of $28 million (11 cents diluted earnings per share) for the adoption of the asset retirement obligations accounting standard.

Income for the full year 2003 also included $47 million ($30 million after tax or 12 cents diluted loss per share) in stock compensation costs.

For the year 2002, net income was $265 million ($1.12 diluted earnings per share) before the following unusual items:
•	A pretax charge of $315 million ($198 million after tax or 83 cents diluted loss per share) for asbestos liabilities, net of anticipated insurance recoveries;
•	A pretax charge of $298 million ($30 million after tax or 13 cents diluted loss per share) for the loss on the sale of Unisource;
•	A pretax charge of $208 million ($170 million after tax or 71 cents diluted loss per share) for the impairment of goodwill and long-lived assets of Unisource;
•	A pretax charge of $90 million ($57 million after tax or 25 cents diluted loss per share) for facility closures, severance and separation costs; and
•	An after tax charge of $545 million ($2.29 diluted loss per share) from the adoption of the accounting standard on goodwill and other intangible assets.

Net sales for the year 2003 were $20.3 billion compared with $18.5 billion in 2002, excluding $4.8 billion from the Unisource business.

           For the year 2003, cash provided by operations was $1.8 billion. The company made capital expenditures for property, plant and equipment of $710 million during 2003. In 2002, cash provided by operations was $1 billion, and capital expenditures totaled $693 million.

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North America Consumer Products

The North America consumer products segment includes the company's at-home and away-from-home tissue businesses as well as the Dixie disposable tableware business.

           The segment recorded a fourth quarter 2003 operating profit of $167 million versus $187 million in fourth quarter 2002. Included in the fourth quarter 2003 results were pretax charges of $44 million primarily for asset impairments, employee separation and machine closure costs, and a pretax credit of $66 million from adjusting reserves for the future clean-up of the Fox River in Wisconsin as a result of a revised EPA clean-up procedure for this site. Fourth quarter 2002 results included a $4 million insurance recovery related to a fire at the company's Crossett, Ark., tissue mill.

           The segment recorded a 2003 operating profit of $601 million, compared with an operating profit of $851 million for the previous year. Operating profit in 2003 included a pretax credit of $66 million on the adjustment of Fox River clean-up reserves and pretax charges of $81 million related to asset impairments, employee separation and machine closure costs. Operating profits in 2002 included pretax charges of $31 million for facility closures and costs related to the Crossett tissue mill fire.

           "In the North America consumer products segment, costs remained higher for raw materials and energy and, as planned, we incurred additional costs in connection with the launch of our new Brawny paper towels and Quilted Northern bath tissue. Average domestic tissue prices were down slightly compared with last year, while shipments were down about 2 percent from a year ago," Correll commented. "In the past 15 months, we have brought our two new through-air dried (TAD) tissue machines at Port Hudson, La. and Wauna, Ore., on line. At the same time, however, we are in the process of permanently shutting down excess tissue capacity that is no longer competitive. We believe this difficult decision is necessary for our long-term profitability.

"Looking ahead to 2004, we are very encouraged by the positive momentum in this business and the easing of promotional price competition," Correll concluded.

International Consumer Products

           The international consumer products segment markets both at-home and away-from-home products such as bathroom and facial tissue, handkerchiefs and paper towels as well as tabletop products for foodservice in Europe and other locations. Market-leading brands include Lotus®, Moltonel®, Colhogar®, Tenderly® and Delica®.

The segment recorded a fourth quarter 2003 operating profit of $37 million, including a pretax charge of $15 million for severance costs, compared with $26 million during the same quarter a year ago.

           The international consumer products segment reported an operating profit of $160 million for the full year 2003, compared with $141 million for all of 2002. Included in the 2003 results was a pretax charge of $15 million for severance costs. The currency exchange rate between the U.S. dollar and the Euro accounted for approximately $27 million of the year-over-year improvements.

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           "Within our international consumer products segment, we are reorganizing our converting assets as part of a restructuring program to reduce our overhead and operating costs, and to improve our efficiency in the United Kingdom. Our European business remains strong, producing the third consecutive year of earnings growth in a highly competitive market. We are alert for expansion opportunities, such as our recently announced joint venture in Spain," Correll said.

Packaging

           Georgia-Pacific's packaging segment includes four containerboard manufacturing facilities and 55 converting operations. Its Color-Box subsidiary is the largest litho-laminated corrugated manufacturer in North America.

           The segment recorded an operating profit of $109 million in the fourth quarter 2003, compared with $66 million in the fourth quarter 2002. The fourth quarter 2003 results include a $50 million pretax gain on the sale of railroad operations.

           The packaging segment reported an operating profit of $345 million for the full year 2003, compared with $323 million for all of 2002. Full-year 2003 results include pretax gains on asset sales of $68 million, including the sale of the railroad operations.

           "Containerboard rollstock inventories dropped during the fourth quarter 2003, due largely to strong mill shipments. Fourth-quarter box shipments were up 5.7 percent from 2002, which was offset somewhat by box pricing that was 4 percent lower than last year," Correll said. "We continue to closely monitor our containerboard and packaging inventories, and production levels."

Bleached Pulp and Paper

The bleached pulp and paper segment is comprised of the company's pulp, bleached board and communication papers businesses as well as its 40 percent minority ownership in Unisource.

           The segment recorded a fourth-quarter 2003 operating loss of $111 million, including the goodwill impairment charge of $106 million in anticipation of the sale of the company's two non-integrated pulp mills at New Augusta, Miss., and Brunswick, Ga., $6 million of pretax machine closure charges and a $4 million operating loss from its equity investment in Unisource. Operating profit for this segment was $21 million in the fourth quarter 2002.

           The bleached pulp and paper segment reported an operating loss of $133 million for the year 2003, which included pretax charges of $162 million primarily for asset impairments and machine closure costs, compared with operating profit of $58 million for 2002.

           "Our bleached pulp and paper segment continued to face weak market conditions for communication paper, with pricing down approximately 2 percent and shipments down more than 1 percent versus last year.

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           "In this segment, we took another significant step forward in our ongoing rationalization of our asset portfolio by signing a letter of intent to divest our two remaining non-integrated pulp mills," Correll said. "We are very pleased with the value and the after-tax proceeds we anticipate from this transaction."

Paper Distribution

           In fourth quarter 2002, paper distribution reported a loss of $295 million including a $298 million loss from the sale of Unisource. The full-year loss of $516 million included a loss of $512 million primarily resulting from the sale of Unisource.

Building Products Manufacturing

The building products manufacturing segment includes the company's structural panels, gypsum, lumber, industrial wood products and chemical manufacturing businesses.

           The segment recorded a fourth quarter 2003 operating profit of $201 million versus an operating loss of $18 million in the fourth quarter 2002. Included in the 2003 fourth quarter results were pretax charges of $7 million primarily for asset impairments and facility closure costs.

           The building products manufacturing segment reported an operating profit of $379 million for the full year 2003, compared with $129 million for 2002. Included in the 2003 results were pretax charges of $40 million primarily for asset impairments and facility closure costs.

Year-over-year plywood prices were up 15 percent, and lumber prices were up 6 percent. Oriented strand board prices, also year-over-year, remained very strong at 74 percent above last year.

           "Our structural panels business turned in a record-breaking fourth quarter performance. Overall the panels and lumber businesses were dramatically better than in 2002," Correll said. "Record housing starts and low interest rates kept pricing strong. The continuation of our strategy to produce and market differentiated products is paying off in our gypsum business as evidenced by a 40 percent increase in sales for the Dens® family of products.

           "We are very encouraged by continued strength in the housing sector with December reports indicating housing starts at their strongest level in decades and by stronger panels and lumber prices," Correll continued. "The turnaround in the panels business that occurred mid-year 2003 appears to be sustainable for some time to come."

Building Products Distribution

The building products distribution segment is the leading business of its kind in North America, supplying lumber and building materials to dealers as well as large do-it-yourself warehouses.

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           The segment reported an operating profit of $22 million in the fourth quarter of 2003 compared with an operating loss of $2 million in the same quarter a year ago. As announced previously, the company is exploring strategic alternatives for this segment.

The building products distribution segment reported an operating profit of $98 million for the full year 2003, compared with $50 million for 2002.

Other

The company's Other segment primarily includes unallocated corporate expenses and the elimination of intersegment sales.

           The segment reported a fourth quarter 2003 loss of $138 million compared with a loss of $421 million for the same period of 2002. Included in the 2003 results was a pretax charge of $35 million for asbestos costs, net of anticipated insurance recoveries, litigation settlement costs and costs to monetize a portion of its asbestos insurance receivable, as well as $27 million in stock compensation costs. The segment's fourth quarter 2002 results included a $315 million pretax charge, net of expected insurance proceeds for adding to the company's reserve for asbestos costs.

           For the year 2003, this segment reported a loss of $282 million including a pretax credit of $102 million for the full-year adjustment to the asbestos reserve after including a $118 million increase in the company's asbestos insurance receivable, as well as pretax charges of $69 million primarily for litigation, monetization of the asbestos insurance receivable, and pension settlement costs. The segment also incurred a pretax charge of $47 million for stock-based compensation costs. For the year 2002, this segment reported a loss of $703 million, including $378 million of unusual pretax charges primarily for asbestos and business separation costs.

           "We are optimistic that economic conditions are improving, creating a better operating environment for our businesses," Correll said. "We remain committed to our key goals of generating cash to reduce debt, improving margins through higher-value products and cost control, and effectively managing our company for long-term value and maximum competitiveness."

           Also today, Georgia-Pacific provided an update on its asbestos litigation. Current and projected asbestos liabilities continue to be closely monitored by the company. Its liabilities and defense costs through the fourth quarter 2003 remained in line with projections for the full year. As it has in prior years and as previously disclosed, Georgia-Pacific extended its projections of its asbestos liabilities and insurance recoveries an additional year through 2013 and accrued these amounts in the fourth quarter 2003, resulting in a pretax charge of $16 million, net of anticipated insurance recoveries.

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           In September, Georgia-Pacific completed agreements with two of its insurers to confirm the total amounts of insurance to be paid by those companies for Georgia-Pacific's asbestos liabilities and costs during the period through 2012. Because these amounts were larger than Georgia-Pacific had assumed in calculating its anticipated asbestos insurance receivables at the end of 2002, the company recorded a pretax credit of $118 million to "Other income, net" on its third quarter 2003 statement of operations. At the end of 2003, all of the company's available insurance was included in its insurance receivable.

           Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2003 annual sales of more than $20 billion, the company employs approximately 61,000 people at 400 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products business has long been among the nation's leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

           Certain statements contained in this release, including statements regarding the company's expected business outlook, anticipated levels of demand and pricing, and future economic conditions are forward-looking statements (as such term is defined under the federal securities laws), are based on current expectations, and are subject to risks and uncertainties. Actual results could differ materially as a result of factors including, but not limited to, the effect of general economic conditions on the demand for consumer products, building products, and pulp and paper, the corresponding level of demand for and cost of wood fiber, wastepaper, energy and other costs, the effect of changes in the productive capacity of manufacturers of competitive products, unanticipated expenditures with respect to environmental, safety and health laws, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and other factors listed in Georgia-Pacific Corporation's Securities and Exchange Commission filings, including its report on Form 10-Q for the fiscal quarter ended Sept. 27, 2003 and its reports on Form 8-K filed with the SEC on Dec. 23, 2003, Dec. 12, 2003 and Dec. 5, 2003.

           The accuracy of statements relating to the company's asbestos liabilities and defense costs is also subject to a number of risks, uncertainties and assumptions, including the rate at which new asbestos claims will be filed, the cost of defending and resolving pending and future claims, the occurrence of various types of diseases among the general population, the continued solvency of insurance companies which wrote product liability policies for Georgia-Pacific, the applicability to Georgia-Pacific of court decisions involving other companies which establish precedents for the allocation and payment of insurance coverages, and other factors.

A tabulation of results follows:

GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (Unaudited)

		Fourth Quarter

		2003	2002

NET SALES
North America consumer products		$ 1,403	$ 1,350
International consumer products		497	432
Packaging		713	672
Bleached pulp and paper		683	659
Paper distribution		-	570
Building products manufacturing		1,623	1,190
Building products distribution		1,184	869
Other[1]		(741)	(641)

Total net sales		$ 5,362	$ 5,101

OPERATING PROFIT (LOSS)
North America consumer products		$ 167	$ 187
International consumer products		37	26
Packaging		109	66
Bleached pulp and paper		(111)	21
Paper distribution		-	(295)
Building products manufacturing		201	(18)
Building products distribution		22	(2)
Other		(138)	(421)

Total operating profit (loss)		287	(436)
Interest expense		(216)	(188)

Income (loss) before income taxes		71	(624)
(Provision) benefit for income taxes		(40)	390

Net income (loss)		$ 31	$ (234)

Basic and diluted per share:
Net income (loss)		$ 0.12	$ (0.94)

Continuing operations average number of shares outstanding:
Basic		251.2	250.0
Diluted		254.0	250.0

1Primarily intersegment sales elimination.

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GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (Unaudited)

		Fiscal Year Ended

		2003	2002

NET SALES
North America consumer products		$ 5,434	$ 5,455
International consumer products		1,941	1,663
Packaging		2,789	2,741
Bleached pulp and paper		2,681	2,544
Paper distribution		-	4,755
Building products manufacturing		5,844	5,117
Building products distribution		4,307	3,785
Other[1]		(2,741)	(2,789)

Total net sales		$ 20,255	$ 23,271

OPERATING PROFIT (LOSS)
North America consumer products		$ 601	$ 851
International consumer products		160	141
Packaging		345	323
Bleached pulp and paper		(133)	58
Paper distribution		-	(516)
Building products manufacturing		379	129
Building products distribution		98	50
Other		(282)	(703)

Total operating profit		1,168	333
Interest expense		(833)	(841)

Income (loss) before income taxes and
accounting change		335	(508)
(Provision) benefit for income taxes		(109)	318

Income (loss) before accounting change		226	(190)
Cumulative effect of accounting change, net of taxes		28	(545)

Net income (loss)		$ 254	$ (735)

Basic per share:
Income (loss) before accounting change		$ 0.90	$ (0.80)
Cumulative effect of accounting change, net of taxes		0.11	(2.29)

Net income (loss)		$ 1.01	$ (3.09)

Diluted per share:
Income (loss) before accounting change		$ 0.90	$ (0.80)
Cumulative effect of accounting change, net of taxes		0.11	(2.29)

Net income (loss)		$1.01	$(3.09)

Average number of shares outstanding:
Basic		250.4	237.6
Diluted		251.4	237.6

1Primarily intersegment sales elimination.

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GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items (In millions, except per share amounts) (unaudited)

	Fourth Quarter 2003			Fourth Quarter 2002

	Income (loss) before income taxes	Net income (loss)	Diluted income (loss) per share	Income (loss) before income taxes	Net income (loss)	Diluted income (loss) per share

Income (loss) as reported (GAAP earnings)	$ 71	$ 31	$ 0.12	$ (624)	$ (234)	$ (0.94)

Adjustment to an environmental reserve	(66)	(42)	(0.17)	-	-	-
Gain on sale of railroads	(50)	(30)	(0.12)	-	-	-
Asset impairments, machine closures and employee severance costs	197	163	0.65	-	-	-
Adjustment to asbestos liabilities and insurance receivables, net	16	10	0.04	315	198	0.79
Loss on sale of Unisource	-	-	-	298	30	0.12
Other unusual items including business separation and severance costs	-	-	-	8	6	0.03

Income (loss) before unusual items	$ 168	$ 132	$ 0.52	$ (3)	$ -	$ -

Income before unusual items is net income (loss) reported under generally accepted accounting principles ("GAAP") excluding the after tax effect of items considered by management to be unusual, along with the after tax effect of adopting new accounting standards. We believe that this measure emphasizes our core ongoing operations and that it is useful to investors enabling them to perform meaningful comparisons of past and present operating results. We believe that using this information along with net income (loss) provides for a more complete analysis of results of operations. Net income (loss) is the most directly comparable GAAP measure.

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GEORGIA- PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items (In millions, except per share amounts) (unaudited)

	Fiscal Year Ended 2003			Fiscal Year Ended 2002

	Income (loss) before income taxes and accounting change	Net income (loss)	Diluted income (loss) per share	Income (loss) before income taxes and accounting change	Net income (loss)	Diluted income (loss) per share

Income (loss) as reported (GAAP earnings)	$ 335	$ 254	$ 1.01	$ (508)	$ (735)	$ (3.09)

Accounting changes: Asset retirement obligations	-	(28)	(0.11)	-	-	-
Goodwill and other intangible assets	-	-	-	-	545	2.29
Adjustment to an environmental reserve	(66)	(42)	(0.17)	-	-	-
Gain on sale of railroads	(50)	(30)	(0.12)	-	-	-
Pulp goodwill impairment	106	106	0.42	-	-	-
Asset impairments, machine closures and employee severance costs	243	153	0.61	-	-	-
Adjustment to asbestos liabilities and insurance receivables, net	(102)	(64)	(0.25)	315	198	0.83
Loss on sale of Unisource	-	-	-	298	30	0.13
Impairment of Unisource goodwill and long- lived assets	-	-	-	208	170	0.71
Other unusual items including business separation, severance and closure costs	-	-	-	90	57	0.25

Income (loss) before unusual items	$ 466	$ 349	$ 1.39	$ 403	$ 265	$ 1.12

Income before unusual items is net income (loss) reported under generally accepted accounting principles ("GAAP") excluding the after tax effect of items considered by management to be unusual, along with the after tax effect of adopting new accounting standards. We believe that this measure emphasizes our core ongoing operations and that it is useful to investors enabling them to perform meaningful comparisons of past and present operating results. We believe that using this information along with net income (loss) provides for a more complete analysis of results of operations. Net income (loss) is the most directly comparable GAAP measure.

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Notes to Operating Highlights
1.

Our fiscal fourth quarter and year end on the Saturday closest to December 31. Typically, our fiscal fourth quarter and year consists of 13 weeks and 52 weeks, respectively, ending on Saturday. However, because the 2003 fiscal fourth quarter and year ended on January 3, 2004, our 2003 fiscal fourth quarter and year, had 14 weeks and 53 weeks, respectively.

2.	During the fourth quarter of 2003, we recorded a pretax credit of $66 million ($42 million after tax) in the North America consumer products segment for the adjustment to an environmental reserve.

3.

In December 2003, we recorded a one-time gain of $50 million ($30 million after tax) from the sale of most of the our short-line railroad operations for $56 million in cash. During the second quarter of 2003, we sold certain packaging assets and recorded a pretax gain of $18 million in our packaging segment. These gains were reflected in the packaging segment.

4.

In the latter part of 2003, we began exploring strategic alternatives for our pulp operations, including its possible sale. Based on current accounting standards, we determined that the goodwill associated with the pulp reporting unit was impaired. In the fourth quarter of 2003, we recorded an after tax charge of $106 million for this impairment of goodwill in the bleached pulp and paper segment.

5.

During the fourth quarter of 2003, we recorded a pretax charge of $16 million ($10 million after tax) for adding an additional year to our rolling, 10-year reserve for asbestos liabilities and defense costs, net of insurance recoveries. In the third quarter of 2003, we reached agreements with two insurers of our asbestos liabilities that resulted in an increase in the amount of our asbestos insurance receivable through 2012 by $118 million. These amounts were reflected in the operating results of the Other segment.

6.	During the fourth quarter of 2003, we recorded a pretax charge of $91 million ($57 million after tax) primarily for asset impairments, employee separation and machine closure costs.

7.

On April 4, 2003, we announced the closure of tissue manufacturing and converting operations at our Old Town, Maine, mill. In connection with this closure, we determined that the value of related tissue assets and certain pulp assets at this location was impaired. Accordingly, in the first quarter of 2003, we recorded a pretax impairment charge to earnings in the North America consumer products segment and bleached pulp and paper segment of $25 million and $49 million, respectively. In the second quarter of 2003, we recorded a pretax charge of $11 million for related severance and business exit costs in the North America consumer products segment.

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8.

On December 29, 2002, we adopted Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 requires that entities record the fair value of an asset retirement obligation in the period in which it was incurred. The cumulative effect of adopting SFAS No. 143 was an after tax credit of $28 million effective at the beginning of 2003.

9.

In November 2002, we completed the sale of a controlling 60 percent interest in our Unisource paper distribution business and recorded a pre-tax loss of $298 million ($30 million after tax). In the second quarter of 2002, we determined that Unisource was further impaired and recorded an after-tax charge of $170 million which is comprised of an additional goodwill impairment charge of $106 million and a pretax long-lived asset impairment charge of $102 million ($64 million after-tax) in our paper distribution segment.

10.

Effective in the first quarter of 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). In accordance with the transition provisions of SFAS No. 142, we completed our initial assessment of the fair value of the net assets underlying all acquisition-related goodwill during the second quarter of 2002. The cumulative effect of the adoption of this principle was an after-tax charge to earnings of $545 million effective at the beginning of 2002. The $545 million goodwill impairment related only to our paper distribution segment.

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